[Letterhead of ROPES & GRAY]

Exhibit 5.1
November 4, 2005

Lumera Corporation
19910 North Creek Parkway
Bothell, Washington 98011

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-3 (the “Registration Statement”), filed today with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the registration of 1,845,725 shares (the “Registrable Shares”) of Common Stock, $0.001 par value (the “Common Stock”), of Lumera Corporation, a Delaware corporation (the “Company”), comprising (i) up to 1,835,725 shares of Common Stock (the “Issued Shares”) and (ii) up to 10,000 shares of Common Stock issuable upon the exercise of common stock purchase warrants (the “Warrants”). The shares of Common Stock issuable upon exercise of the Warrants are referred to herein as the “Warrant Shares.”

We understand that the Registrable Shares are being registered to permit the resale of such Common Stock by the holders thereof from time to time after the effective date of the Registration Statement.

We have acted as counsel for the Company in connection with the registration of the Registrable Shares.

For purposes of this opinion, we have examined and relied upon such documents, records, certificates, and other instruments as we have deemed necessary. We express no opinion as to the applicability of, compliance with, or effect of federal law or the law of any jurisdiction other than the General Corporation Law of the State of Delaware.

Based on and subject to the foregoing, we are of the opinion that:

1. The Registrable Shares are duly authorized, validly issued, fully paid and non-assessable.

2. The Warrant Shares have been duly authorized, and when issued out of the Company’s duly authorized Common Stock upon exercise of, and pursuant to the provisions of, the Warrants, and the Company has received the consideration therefor in accordance with the terms of the Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Act.

It is understood that this opinion is to be used only in connection with the offer and sale of the Registrable Shares while the Registration Statement is in effect.

Very truly yours,

/s/ ROPES & GRAY LLP

Ropes & Gray LLP